BioMimetic Therapeutics Inc. 401(k) Profit Sharing Plan & Trust

PPA AMENDMENT

WHEREAS, BioMimetic Therapeutics, Inc. (the "Company") maintains the BioMimetic Therapeutics Inc. 401(k) Profit Sharing Plan & Trust (the "Plan") for the benefit of certain of its employees; and

WHEREAS, Pursuant to Section 13.01 of the Plan, the Company desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as set forth below effective as provided therein.

This Amendment to the Plan is adopted to reflect the provisions of the Pension Protection Act of 2006 (the "PPA"), the Worker, Retiree and Employer Recovery Act (the "WRERA") and certain other provisions of applicable law and the applicable regulations that are generally effective after December 31, 2006 ("Applicable Law"). This Amendment is intended as good faith compliance with the requirements of the PPA and Applicable Law and is to be construed in accordance with same. This Amendment and the provisions of Applicable Law shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment, PPA and Applicable Law.

A. OPTIONAL PROVISIONS:

QACA Provisions

1a.	If this is a 401(k) or 403(b) plan, does the Plan provide for a safe-harbor qualified automatic contribution arrangement (QACA) exempt from most testing under Code section 401(k)(13) and/or 401(m)(12) (Paragraph B.2)?
i.	☐ Yes - QACA safe harbor match.
ii.	☐ Yes - QACA 3% nonelective contribution.
iii.	☒ No.

NOTE: See A.5 below if the Plan is also an eligible automatic contribution arrangement (EACA).

NOTE: If A.1a.i is selected (the Plan has a QACA safe harbor match), complete A.1b - A.9 (but not A.4).

NOTE: If A.1a.ii is selected (the plan has a QACA 3% nonelective safe harbor), complete A.1b – 5 and A.8-9.

1b.	If A.1a.i or A.1a.ii is selected, indicate the safe harbors the Plan is intended to satisfy:

i.	☐ ADP (Code section 401(k)(13)) and ACP (Code section 401(m)(12))
ii.	☐ ADP (Code section 401(k)(13)) only

NOTE: If A.1b.ii (ADP only) is selected, the Plan will not be subject to any of the conditions and/or limitations that apply to the ACP safe harbor of Code section 401(m)(12).

NOTE: If A.1b.i (ADP and ACP) is selected and A.1a.ii (QACA nonelective), review the notes under A.6-7.

NOTE: If A.1a.i or A.1a.ii is selected and the Plan is a Full Scope 403(b) plan, the Plan is intended to meet the ACP safe harbor only.

2.	If A.1a.i or A.1a.ii is selected, enter effective date of QACA safe harbor provisions: __________. (The effective date must be no earlier than the first day of the first Plan Year beginning on or after January 1, 2008 and otherwise comply with applicable IRS guidance.)

NOTE: A QACA safe harbor Plan Year must be twelve months long or at least three months long if it is the first Plan Year of a newly established plan. If a cash or deferred arrangement is added to an existing plan, the cash or deferred arrangement (and safe harbor features) must be effective no later than three months prior to the end of the Plan Year.

3a.	If A.1a.i or A.1a.ii is selected (QACA), enter the amount of the election for the initial period as a percentage of Compensation (between 3 - 10%): __________%.

NOTE: The initial period shall commence on the Participant's date of initial participation and end on the last day of the first Plan Year that begins after the date of initial participation.

3b.	If A.1a.i or A.1a.ii is selected (QACA), enter the amount of the election for the first Plan Year after the initial period as a percentage of Compensation (between 4 - 10%): __________%.

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3c.	If A.1a.i or A.1a.ii is selected (QACA), enter the amount of the election for the second Plan Year after the initial period as a percentage of Compensation (between 5 - 10%): __________%.
3d.	If A.1.i or A.1.ii is selected (QACA), enter the amount of the election for the third and subsequent Plan Years after the initial period as a percentage of Compensation (between 6 - 10%): __________%.
3e.	If A.1a.i or A.1a.ii is selected (QACA), indicate whether the arrangement will apply to Participants who have an election in place with respect to Elective Deferrals prior to the effective date of the QACA:

☐ Yes ☐ No

NOTE: Compensation must be a safe harbor definition of compensation as defined in Treas. Reg. section 1.401(k)-3(b)(2).

4a.	If A.1a.ii (3% nonelective) is selected, safe harbor nonelective contributions will be made on behalf of:
i.	☐ All Participants
ii.	☐ Participants who are Nonhighly Compensated Employees
iii.	☐ Participants who are Non-Key Employees
iv.	☐ Participants who have met the greatest minimum age and service conditions permitted under Code section 410(a)(1)(A) before the first day of the seventh month of the Plan Year.
4b.	If A.1.ii is selected (3% nonelective) and A.4a.i (all Participants) is selected, require service for Highly Compensated Employees to receive safe harbor nonelective contribution:

☐ Yes ☐ No

4c.	If A.1.ii is selected (3% nonelective), A.4a.i (all Participants) is selected and A.4b is "Yes", Hours of Service required in the applicable Plan Year for Highly Compensated Employees to receive safe harbor nonelective contribution: __________ (Not more than 1,000. If left blank, the Plan will use 1,000 Hours of Service.)
4d.	If A.1.ii is selected (3% nonelective), A.4a.i (all Participants) is selected, require employment on the last day of Plan Year for Highly Compensated Employees to receive safe harbor nonelective contribution:

☐ Yes ☐ No

EACA Provisions

5a.	If A.1a.i or A.1a.ii is selected (the Plan provides for automatic enrollment) or if the Plan otherwise provides for traditional automatic enrollment, does the Plan intend to be an eligible automatic contribution arrangement (EACA) (Paragraph B.3.)?
☐ Yes ☒ No
NOTE: All employees eligible for Elective Deferrals must also be eligible for automatic contributions in order to qualify for the extended period for refunds of ADP/ACP testing failures. This means the automatic enrollment feature must apply to all participants (even those with an election in place to the extent that their Elective Deferral elections equal or are less than the automatic enrollment amount). If the Plan is a QACA (A.1a.iii is not selected), A.3e must be "Yes" and if the Plan is a nonelective QACA (A.1a.ii is selected), A.4a.i must be selected, and A.4b and A.4d must be "No" (all participants eligible for an elective deferral must receive the automatic contribution) in order to qualify for the extended period for refunds of ADP/ACP testing failures.
NOTE: If the Plan has a traditional automatic enrollment contribution arrangement, the Plan must provide that the default contribution is a uniform percentage of compensation; although the percentage may vary based on years of service.
5b.	If A.5.a is "Yes", enter effective date of EACA refunds __________. (The effective date must be no earlier than the first day of the first Plan Year beginning on or after January 1, 2008 and otherwise comply with applicable IRS guidance.)

Matching - Service

6.	NOTE: If the Plan is intended to be a safe harbor 401(k) plan by use of a safe harbor matching formula (A.1a.i is selected) or the Plan is intended to satisfy the ACP safe harbor of Code section 401(m)(12) (A.1a.ii is selected, A.1b.i is selected and Matching contributions are allowed under the Plan) no requirements may be specified in the Plan to receive an allocation of Matching Contributions.

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Matching - Formula

7.	The following Notes apply if the Plan is intended to be a safe harbor 401(k) plan by use of a safe harbor matching formula (A.1a.i is selected) or the Plan is intended to satisfy the ACP safe harbor of Code section 401(m)(12) (A.1a.ii is selected, A.1b.i is selected and Matching contributions are allowed under the Plan):
NOTE: If A.1a.i (QACA safe harbor match) is selected then the Plan must provide a formula that makes matching contributions in an amount equal to the sum of 100 percent of the elective contributions of the employee to the extent that such contributions do not exceed 1 percent of compensation plus 50 percent of so much of such contributions as exceed 1 percent but do not exceed 6 percent of compensation. In addition, the Plan Sponsor may also elect a Matching Contribution formula where: (i) the aggregate amount of Matching Contributions at each rate of Matched Employee Contributions is at least equal to the aggregate amount of Matching Contributions which would have been made if the Matching Contributions were made under the formula described in the preceding sentence, and (ii) the rate of Matching Contributions cannot increase as a Participant's Matched Employee Contributions increase.
NOTE: If A.1a.i (QACA safe harbor match) is selected or if the Plan is intended to satisfy the ACP safe harbor of Code section 401(m)(12), no Highly Compensated Employee can receive a greater rate of Matching Contributions than a Nonhighly Compensated Employee at the same rate of Matched Employee Contributions.
NOTE: If the Plan is intended to satisfy the ACP safe harbor of Code section 401(m)(12) (A.1b.i is selected): (i) the rate of Matching Contributions cannot increase as a Participant's Matched Employee Contributions increase, (ii) Matching Contributions cannot be made on Matched Employee Contributions in excess of six percent (6%) of Compensation, and (iii) the amount of Matching Contributions subject to the Company's discretion shall not exceed four percent (4%) of Compensation.

QACA VESTING

8.	QACA (Non Elective and Match) Vesting Schedule. If this is a 401(k) or 403(b) plan and if A.1a.iii is not selected, specify the vesting schedule for contributions made pursuant to A.1a.i or A.1a.ii:
☐100% ☐ 2 Year Cliff ☐ Other

9a.	Other QACA Schedule - less than 1 year: __________.
9b.	Other QACA Schedule - 1 year but less than 2 years: __________.
9c.	Other QACA Schedule - 2 or more years: 100%

Vesting

12a.	PPA Vesting Schedule. If the Plan provides for Profit Sharing Contributions, the vesting schedule for Profit Sharing Contributions made with respect to Plan Years beginning on or after January 1, 2007 shall be:
☐ 100% ☐ 2-6 Year Graded ☐ 1-5 Year Graded ☐ 1-4 Year Graded ☐ 3 Year Cliff ☐ 2 Year Cliff ☒ Other
12b.	If the Plan provides for Profit Sharing Contributions, retain prior Profit Sharing Vesting schedule for pre 2007 contributions:

☐ Yes ☒ No

NOTE: If A.12b is "Yes", the PPA Vesting Schedule shall apply to Employer nonelective contributions for Plan Years beginning after December 31, 2006. If A.12b is "No", the PPA Vesting Schedule shall apply to Participants who complete at least one Hour of Service in a Plan Year beginning after December 31, 2006.

13a.	Other Profit Sharing Schedule - less than 1 year: 0
13b.	Other Profit Sharing Schedule - 1 year but less than 2 years: 25
13c.	Other Profit Sharing Schedule - 2 years but less than 3 years: 50
13d.	Other Profit Sharing Schedule - 3 years but less than 4 years: 100
13e.	Other Profit Sharing Schedule - 4 years but less than 5 years: 100
13f.	Other Profit Sharing Schedule - 5 years but less than 6 years: 100
13g.	Other Profit Sharing Schedule - 6 or more years: 100%.

NOTE: If A.12a is "Other", then any vesting schedule described in A.13 must provide vesting at least as rapidly as the "3 Year Cliff" vesting schedule or the "2-6 Year Graded" vesting schedule.

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Normal Retirement Age [Money Purchase or Target Plan Only]

14a.	Normal Retirement Age. It is necessary to amend the Plan to revise the definition of Normal Retirement Age:

☐ Yes ☐ No

14b.	If A.14a is "Yes", Normal Retirement Age means:
i.	☐ Attainment of age __________.
ii.	☐ Later of attainment of Age __________ and the __________ anniversary of participation in the Plan.
14c.	If A.14a is "Yes", describe the Plan provisions that will prevent the Plan from violating the Code and ERISA: __________.

NOTE: Item A.14c must contain language to prevent the reduction of benefits that would cause the Plan to fail to satisfy Code section 411(d)(6), Code section 411(a)(9) (requiring that the normal retirement benefit not be less than the greater of any early retirement benefit payable under the Plan or the benefit under the Plan commencing at Normal Retirement Age), Code section 411(a)(10) (if the amendment changes the Plan's vesting rules), or Code section 4980F/ERISA section 204(h) (relating to amendments that reduce the rate of future benefit accrual). See Treas. Reg. 1.411(d)-4, Q&A-12.

NOTE: If the Plan permits inservice distributions after the attainment of Normal Retirement Age, the increase in the age component of Normal Retirement Age shall not be deemed a violation of Code section 411(d)(6) provided that the amendment is adopted after May 22, 2007 and before the end of the Plan's remedial amendment period.

14d.	If A.14a is "Yes", enter the effective date of change in the Normal Retirement Age: __________. (If the Normal Retirement Age was 55 or greater, and less than 62, must be after May 22, 2007 and no later than the first day of the first Plan year beginning after June 30, 2008).

Inservice

15a.	If the Plan is a money purchase or target benefit plan, the Plan permits a distribution to be made to a Participant who has attained age 62 and who has not separated from employment:
i.	☐ Yes - under any distribution option offered to a Terminated Participant.
ii.	☐ Yes - limited to the following terms and conditions: __________.
iii.	☐ No.
15b.	If A.15a is "Yes", the effective date shall be the first day of the first Plan Year beginning on or after: __________.

NOTE: May not be earlier than January 1, 2007.

16a.	If the Plan provides for in service withdrawals on account of Hardship and uses the safe harbor criteria for Hardship determinations, expand the Hardship criteria to include the Beneficiary of the Participant:

☐ Yes ☐ No

NOTE: If A.16a is "Yes", Hardship distributions may be made for a primary Beneficiary for expenses described in Treas. Reg. sections 1.401(k)-1(d)(3)(iii)(B)(1), (3), or (5) (relating to medical, tuition, and funeral expenses, respectively). A "primary Beneficiary" is an individual who is named as a Beneficiary under the Plan and has an unconditional right to all or a portion of the Participant's Account Balance upon the death of the Participant.

16b.	If the Plan provides for Hardship withdrawals, uses the safe harbor criteria for Hardship determinations and A.16a is "Yes", enter the effective date: __________.

NOTE: May not be earlier than August 17, 2006.

17a.	If this is a 401(k) or 403(b) plan, permit Qualified Reservist Distributions:

☒ Yes ☐ No

NOTE: If A.17a is "Yes", a Participant may receive a distribution from amounts attributable to Elective Deferrals and catch-up contributions provided that: (i) such Participant was a member of a reserve component ordered or called to active duty for a period in excess of 179 days or for an indefinite period, (ii) such distribution is made during the period beginning on the date of such order or call and ending at the close of the active duty period, (iii) the Participant was ordered or called to active duty after September 11, 2001, and (iv) the distribution otherwise complies with Code section 72(t)(2)(G)(iii).

17b.	If A.17a is "Yes", enter the effective date: January 1, 2009. NOTE: May not be earlier than September 11, 2001.

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Death or Disability During Qualified Military Service [HEART Act]

18a.	For benefit accrual purposes, a Participant that dies or becomes Disabled while performing qualified military service will be treated as if he had been employed by the Company on the day preceding death or Disability and terminated employment on the day of death or Disability pursuant to Code section 414(u)(9) (Paragraph B.10):

☐ Yes ☒ No

18b.	If A.18a is "Yes", enter the effective date: __________ (must be on or after January 1, 2007).
NOTE: If the Plan is a Limited Scope 403(b) Plan sponsored by a Non Profit Organization and the Plan is not a Church Plan and not a Governmental Plan, then the above benefit accruals are permitted only to the extent provided in the Individual Agreements.

B. STANDARD PROVISIONS:

1.	Section 1004 PPA—Qualified Optional Survivor Annuity. This Paragraph is effective for annuity starting dates in Plan Years beginning after December 31, 2007. To the extent that the Plan must offer a Qualified Joint and Survivor Annuity (QJSA), the Plan shall also offer a Qualified Optional Survivor Annuity (QOSA) as another optional form of benefit. The QOSA shall be an annuity for the life of the Participant with a survivor annuity that is equal to the applicable percentage of the amount of the annuity that is payable during the joint lives of the Participant and the spouse, and that is the actuarial equivalent of a single life annuity for the life of the Participant. The survivor percentage of the QOSA shall be determined in accordance with the following:

A.	If the Plan provides for a specific QJSA survivor annuity percentage and such percentage is less than 75%, then the Plan's QOSA shall be 75%.

B.	If the Plan provides for a specific QJSA survivor annuity percentage and such percentage is greater than or equal to 75%, then the Plan's QOSA shall be 50%.

C.	If the Plan does not provide for a specific QJSA survivor annuity percentage, then the QJSA survivor annuity percentage shall be 50% and the QOSA survivor annuity percentage shall be 75%.

2.	Section 902(a)-(c) PPA—Qualified Automatic Contribution Arrangement (QACA). This Paragraph is effective to the extent provided in the Optional Provisions.

A.	Automatic Enrollment. Upon the initial satisfaction of the Plan's eligibility requirements with respect to Elective Deferrals (and at the effective date of the addition of an automatic enrollment feature for current Participants) an Eligible Employee who has not made an Elective Deferral election (or to the extent provided in the Optional Provisions above under a qualified automatic contribution arrangement, all Eligible Employees) shall be deemed to have made an Elective Deferral election in the amount specified in the Optional Provisions; provided the following provisions are satisfied:

1.	In a reasonable period of time before the deemed election takes place, the Eligible Employee shall receive a notice that explains the automatic Elective Deferral election, his or her compensation reduction percentage and the individual's right to elect to have no such Elective Deferrals made to the Plan or to alter the amount of those contributions, including the procedure for exercising that right and the timing for implementation of any such election. The Eligible Employee may file an election to receive cash in lieu of Elective Deferrals up to the time such deemed election is made.

2.	The default election must be effective no later than the earlier of (i) the pay date for the second payroll period that begins after the date the notice is provided, or (ii) the first pay date that occurs at least 30 days after the notice is provided. Notwithstanding any delay in when the first default contribution is made, nonelective contributions that are based on a full year's contributions and the rate of matching contributions that varies based on Compensation must be based on Compensation earned since the participant was first eligible under the plan.

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3.	The Plan Administrator may, on a uniform and non-discriminatory basis, provide that applicable percentages shall be based on the number of years (or portions of years) since the beginning of the initial period for an Eligible Employee pursuant to Treas. Reg. 1.401(k)-3(j)(2)(iii)(A).

4.	If the Plan provides for Roth Elective Deferrals, all Elective Deferrals made under this section shall be designated as Pre-tax Elective Deferrals unless the Plan provides that Elective Deferrals under this section shall be designated as Roth Elective Deferrals.

5.	The rate of Elective Deferral contributions in effect for an employee immediately prior to the effective date of the default percentage under the qualified automatic contribution arrangement shall not be reduced.

B.	Rehires. The Plan Administrator may, on a uniform and non-discriminatory basis, provide that a new initial period shall begin for an Employee who is terminated for a full Plan Year and is rehired in a subsequent Plan Year.

C.	Subsequent Elections. The Plan Administrator may, on a uniform and non-discriminatory basis, provide that an affirmative election expires at the end of each Plan Year and that the Employee must make a new affirmative election if he or she wants the prior rate of elective contribution to continue.

D.	Nonelective Contribution. If the Optional Provisions specify that the Plan will satisfy the QACA 401(k) safe harbor provisions by making a nonelective contribution to the Plan, the Company shall make Qualified Nonelective Contributions to the Plan in an amount not less than three percent (3%) of Participants' Compensation on behalf of each Employee who is eligible to make Elective Deferrals during the Plan Year, and meets any additional requirements provided in the Optional Provisions. The Participant's interest in his Qualified Nonelective Contribution Account attributable to nonelective contributions made pursuant to this Paragraph shall vest based on his Years of Vesting Service in accordance with the terms of the Optional provisions.

E.	The Plan Administrator may apply the requirements of Treas. Reg. section 1.401(m)-2 by excluding Matching Contributions with respect to all Eligible Employees that do not exceed 3-1/2 percent of Compensation.

F.	Any required contributions shall be subject to the distribution restrictions applicable to Qualified Nonelective Contributions.

G.	Top Heavy. The top-heavy requirements of Code section 416 and this Section shall not apply in any year beginning after December 31, 2001 in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Code sections 401(k)(12) or 401(k)(13) and matching contributions with respect to which the requirements of Code sections 401(m)(11) or 401(m)(12) are met.

3.	Section 902(d)-(e) PPA— Eligible Automatic Contribution Arrangement (EACA). To the extent provided in the Optional Provisions, an Employee for whom elective contributions have been automatically made may elect to withdraw all of the contributions made on his or her behalf including earnings thereon to the date of the withdrawal. This withdrawal right is available only if the withdrawal election is made within 90 days after the date of the first contribution. Any Matching Contribution made with respect to the amount withdrawn (adjusted for allocable gains and losses) shall be forfeited. A withdrawal request will be treated as an affirmative election to stop having Elective Deferrals made unless the Employee affirmatively elects otherwise.

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A.	Election Period. The Plan Administrator may, on a uniform and non-discriminatory basis, require an election period shorter than 90 days, provided that such election period be at least 30 days.

B.	Treatment of Refunds. Elective contributions refunded pursuant to this Paragraph and any related Matching Contributions forfeited, shall not be taken into account in determining an Employee's deferral or contribution percentages under the ADP and ACP tests, and shall be disregarded in determining limitations under Code section 402(g). Any amounts refunded under this Paragraph are not an eligible rollover contribution. No spousal consent is required for a refund under this Section.

C.	The provisions of this Paragraph are separately applied to each portion of the Plan after the application of the mandatory disaggregation rules or Code section 410(b).

D.	Rehires. The Plan Administrator may, on a uniform and non-discriminatory basis, for an Employee who is terminated for a full Plan Year and is rehired in a subsequent Plan Year provide that such Employee be treated as a new hire.

E.	Fees. The amount distributed may be reduced by fees pursuant to Treas. Reg. section 1.414(w)-1(c)(3)(ii).

F.	Refund Deadline. Effective for Plan Years beginning on or after January 1, 2010, the extended testing deadline of Code section 4979 shall apply only if all Employees eligible to make elective contributions are covered under the EACA for the entire Plan Year (or the portion of the Plan Year the Employees are Eligible Employees).

G.	Covered Employees. All Employees who make an affirmative election shall remain covered Employees within the meaning of Treas. Reg. section 1.414(w)-1(e)(3).

H.	The provisions of this Paragraph are subject to any requirements under Code section 414(w), Code section 4979, the final Treasury Regulations issued February 24, 2009 and any corresponding guidance or regulations issued thereunder.

4.	Section 902(e)(3) PPA—Refunds Due to Failed ADP/ACP Tests.

A.	Excess Contributions. Effective for Plan Years beginning after December 31, 2007 (excess contributions distributed after December 31, 2008), the Plan shall not allocate gains and losses on distributions of excess contributions (as defined in Code section 401(k)(8)(B)) for the period after the end of the Plan Year in which such excess contributions arose.

B.	Excess Aggregate Contributions. Effective for Plan Years beginning after December 31, 2007 (excess aggregate contributions distributed after December 31, 2008), the Plan shall not allocate gains and losses on distributions of excess aggregate contributions (as defined in Code section 401(m)(6)(B)) for the period after the end of the Plan Year in which such excess aggregate contributions arose.

5.	Announcement 2007-59—Mid-Year Changes to Safe Harbor Plans. Mid-year changes to implement a qualified Roth contribution program under Code section 402A, or a hardship withdrawal under Part III of IRS Notice 2007-7 (relating to medical, tuition, and funeral expenses for a primary Beneficiary under the Plan) shall not cause a plan to fail to satisfy the safe harbor provisions of Code sections 401(k)(12) and/or 401(m)(11).

6.	Section 824 PPA—Rollover to Roth IRA. Effective for distributions made after December 31, 2007, a Participant may roll over a distribution from the Plan to a Roth IRA provided that the amount rolled over is an eligible rollover distribution (as defined in Code section 402(c)(4)) and, pursuant to Code section 408A(d)(3)(A), there is included in gross income any amount that would be includible if the distribution were not rolled over.

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7.	Partial Plan Termination. In determining whether a partial plan termination has occurred, the Plan Administrator shall employ the analysis set forth in IRS Revenue Ruling 2007-43.

8.	HEART Act — Death Benefits Under USERRA. Effective January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service specified in Paragraph B.10 below) provided under the Plan as if the Participant had resumed and then terminated employment on account of death pursuant to Code section 401(a)(37).

9.	HEART Act — Differential Military Pay. Effective for Plan Years beginning after December 31, 2008, pursuant to Code section 414(u)(12), a Participant receiving differential wage payments (as defined in Code section 3401(h)(2)) shall be treated as an Employee of the Employer making the payment and the differential wage payments shall be treated as Compensation under the Plan.

A.	For purposes of Code sections 401(k)(2)(B)(i)(I), 403(b)(7)(A)(ii), 403(b)(11)(A), or 457(d)(1)(A)(ii), a Participant shall be treated as having terminated from employment during any period the Participant is performing services described in Code section 3401(h)(2)(A).

B.	If a Participant elects to receive a distribution by reason of Paragraph B.9.A, the Participant may not make an Elective Deferral during the 6-month period beginning on the date of distribution.

10.	HEART Act — Death or Disability During Qualified Military Service. To the extent provided in the Optional Provisions and pursuant to Code section 414(u)(9), a Participant that dies or becomes disabled while performing qualified military service (as defined in Code section 414(u)) will be treated as if he had been employed by the Company on the day preceding death or Disability and terminated employment on the day of death or Disability and receive benefit accruals related to the period of qualified military service as provided under Code section 414(u)(8), except as provided in B.10.A and B.10.B below:

A.	All Participants eligible for benefits under the Plan by reason of this Section shall be provided benefits on reasonably equivalent terms.

B.	For the purposes of applying Code section 414(u)(8)(C), a Participant's Elective Deferrals shall be determined based on the Participant's average actual contributions for:

1.	the 12-month period of service with the Employer immediately prior to qualified military service, or

2.	if service with the Employer is less than such 12-month period, the actual length of continuous service with the Employer.

11.	After-Tax Rollovers. Effective for taxable years beginning on or after January 1, 2007, if the Plan permits Rollover Contributions to the Plan from all qualified plans and tax favored vehicles, the eligible plans shall include after-tax contributions as permitted by Section 822 of PPA. The Plan shall separately account for amounts so transferred, including separately accounting for the portion of such contribution which is includible in gross income and the portion of such contribution which is not so includible.

12.	Qualified Default Investment Alternatives (QDIA). Use this Paragraph to add any language to comply with the regulations under DOL regulation section 2550.404c-5 relating to fiduciary relief for investments in qualified investment alternatives.

13.	Notice Periods. Effective for Plan Years beginning after December 31, 2006, any required notification period under Code sections 402(f) (rollovers), 411(a)(11) (consent to distribution) or 417 (joint and survivor annuities) shall be extended from 90 days to 180 days.

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14.	Non-spouse Rollovers. Effective January 1, 2007, a non-spouse Beneficiary who is a designated Beneficiary within the meaning of Code section 401(a)(9)(E) may, after the death of the Participant, make a direct rollover of a distribution to an IRA established on behalf of the designated Beneficiary; provided that the distributed amount satisfies all the requirements to be an eligible rollover distribution other than the requirement that the distribution be made to the Participant or the Participant’s spouse. Such direct rollovers shall be subject to the terms and conditions of IRS Notice 2007-7 and superseding guidance, including but not limited to the provision in Q&A-17 regarding required minimum distributions. Effective January 1, 2010, the distributions described in this Paragraph shall be subject to Code sections 401(a)(31), 402(f) and 3405(c).

15.	Top Heavy. Effective for Plan Years beginning after December 31, 2001, in determining whether the Plan is top heavy, the term "severance from employment" shall be substituted for "separation from service."

16.	Section 822 PPA — Direct Rollover of After-Tax Contributions. Effective for taxable years beginning on or after January 1, 2007, a portion of a distribution shall not fail to be an eligible rollover distribution merely because such portion consists of amounts which are not includible in gross income. However, such portion may be transferred as a direct rollover only to a qualified trust or to an annuity contract described in Code section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

17.	Notice of Right to Defer. Effective for Plan Years beginning on or after January 1, 2007, any description of a Participant's right to defer a distribution under Code section 411(a)(11) must also include a description of the consequences of failing to defer receipt of the distribution. The Plan will not be treated as failing to meet these notice requirements if the Plan Administrator makes a reasonable attempt to comply with the new requirements during the period that is within 90 days of the issuance of regulations.

18.	Refunds of Excess Deferrals.

A.	Effective for taxable years beginning after December 31, 2006 (excesses distributed after December 31, 2007), any refunds of Elective Deferrals that exceed the dollar limitation contained in Code section 402(g) shall be adjusted for income or loss up to the date of distribution. The income/loss allocable to excess deferrals is equal to the sum of the allocable gain or loss for the Plan Year and, to the extent that such excess deferrals would otherwise be credited with gain or loss for the gap period (i.e., the period after the close of the Plan Year and prior to the distribution) if the total Account were to be distributed, the allocable gain or loss during that period. The Plan Administrator may use any reasonable method for computing the income allocable to excess deferrals, provided that the method does not violate Code section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant's Accounts. The Plan will not fail to use a reasonable method for computing the income allocable to excess contributions merely because the income allocable to excess contributions is determined on a date that is no more than 7 days before the actual distribution. In addition, the Plan Administrator may allocate income in any manner permitted under applicable Treasury Regulations.

B.	Effective for taxable years beginning after December 31, 2007, gap period income described in Paragraph A shall not be distributed.

19.	Mandatory Rollovers - Roth. Effective for taxable years beginning after December 31, 2005, eligible rollover distributions from a Participant's Roth Elective Deferral Account are separately taken into account in determining whether the total amount of the Participant's Account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan. Notwithstanding the foregoing, this Paragraph shall not be effective until the date this amendment is adopted to the extent that it is inconsistent with the terms of a predecessor plan provision.

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20.	Protected Benefits. This Paragraph is effective for Plan amendments adopted after August 9, 2006 (periods beginning on or after June 7, 2004 relating to suspension of benefit payments).

A.	Except as provided in Paragraph 20.B, a Plan amendment may not decrease a Participant's accrued benefits, or otherwise place greater restrictions or conditions on a Participant's rights to Code section 411(d)(6) protected benefits, even if the amendment merely adds a restriction or condition that is permitted under the vesting rules in Code section 411(a)(3) through (11).

B.	An amendment described in Paragraph 20.A does not violate Code section 411(d)(6) to the extent: (i) it applies with respect to benefits that accrue after the applicable amendment date; or (ii) the Plan amendment changes the Plan's vesting computation period and it satisfies the applicable requirements under 29 CFR 2530.203-2(c).

21.	QDRO. Effective April 6, 2007, pursuant to DOL regulation 2530.206, a domestic relations order will not fail to be a Qualified Domestic Relations Order solely because the domestic relations order: (i) revises or is issued after another domestic relations order or Qualified Domestic Relations Order, or (ii) the domestic relations order is issued after the Participant's death, divorce or annuity starting date.

22.	Right to Divest Publicly Traded Employer Securities. This Paragraph shall apply to the extent that the Plan holds publicly traded employer securities. This Paragraph shall not apply if: (i) the Plan is an employee stock ownership plan with no contributions subject to Code sections 401(k) and 401(m), or (ii) the Plan is a one participant plan.

A.	Right to Divest. An applicable individual may elect to direct the Plan to divest any publicly traded employer securities held in the applicable portion of his or her Account and to reinvest an equivalent amount in other investment options offered under the Plan. This diversification right only applies to publicly traded employer securities that are held in the Account for which the individual meets the definition of applicable individual. The investment options offered shall include not less than three investment options, other than Employer securities, to which the applicable individual may direct the proceeds of the divestment of Employer securities, and each investment option must be diversified and have materially different risk and return characteristics. The opportunity to divest and reinvest shall be offered no less frequently than quarterly. The Plan shall not impose any restrictions or conditions with respect to the investment of Employer securities in violation of Code section 401(a)(35)(D)(ii)(II).

B.	Notice. The Plan Administrator shall provide a notice to applicable individuals not later than 30 days before the first date on which the individuals are eligible to exercise their rights. The notice shall describe the diversification rights provided under Code section 401(a)(35) and describe the importance of diversifying the investment of retirement Account assets. Plans with Plan Years beginning on or after January 1, 2007, but before February 1, 2007, are not required to furnish the notice earlier than January 1, 2007.

C.	Transition Rules. The transition rules described in IRS Notice 2006-107 (extended by IRS Notice 2008-7) and Code section 401(a)(35)(H) shall apply.

D.	Definitions.

1.	The term publicly traded employer securities means Employer securities which are readily tradable on an established securities market. Employer securities shall be treated as publicly traded employer securities if any Employer corporation, or any member of the controlled group of corporations that includes an Employer corporation, has issued a class of stock that is a publicly traded employer security. However, the Plan is not treated as holding Employer securities with respect to any securities held by either an investment company registered under the Investment Company Act of 1940 or a similar pooled investment vehicle that is regulated and subject to periodic examination by a State or Federal agency.

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2.	The term applicable individual means:

(a)       With respect to Elective Deferrals and Employee contributions, including rollovers (and earnings thereon): (1) any Participant, (2) any Alternate Payee who has an Account under the Plan, and (3) any Beneficiary of a deceased Participant.

(b)       With respect to other Employer contributions (and earnings thereon): (I) a Participant who has completed at least three years of service, (2) an Alternate Payee who has an Account under the Plan with respect to a Participant who has completed at least three years of service, or (3) a Beneficiary of a deceased Participant.

23.	Loans. This Paragraph shall apply to the extent that the Plan allows for loans. The provisions of Code Section 72(p) and Treas. Reg. 1.72(p)-1 shall apply to the Plan and are hereby incorporated by reference.

24.	Required Minimum Distributions. The minimum distribution rules under Code section 401(a)(9) shall not apply for the calendar year 2009. For purposes of this Paragraph: (i) the required beginning date with respect to any individual shall be determined without regard to this Paragraph for purposes of applying the minimum distribution rules under Code section 401(a)(9) for calendar years after 2009, and (ii), if applicable, the 5-year period described in Code section 401(a)(9)(B)(ii) shall be determined without regard to calendar year 2009. If all or any portion of a distribution during 2009 is treated as an eligible rollover distribution but would not be so treated if the minimum distribution requirements under Code section 401(a)(9) had applied during 2009, such distribution shall not be treated as an eligible rollover distribution for purposes of Code sections 401(a )(31), 3405(c) or 402(1).

25.	Rev. Rul. 2008-40-Transfer to Nongualified Plan. Subject to the conditions and limitations of Revenue Ruling 2008-40, a transfer of assets from the Plan's trust to a nonqualified foreign trust shall be treated as a distribution.

26.	Rev. Rul. 2008-45-Exclusive Benefit Rule. Sponsorship of the Plan may not be transferred to an unrelated taxpayer if such transfer would violate Revenue Ruling 2008-45.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 23 day of December, 2009.

BIOMIMETIC THERAPEUTICS, INC.:

Signature:	/s/ Larry Bullock

Print Name:	Larry Bullock

Title/Position:	CFO

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BIOMIMETIC THERAPEUTICS INC. 401(K) PROFIT SHARING PLAN & TRUST

SUMMARY OF MATERIAL MODIFICATIONS

The purpose of this Summary of Material Modifications is to inform you of a change that has been made to the BioMimetic Therapeutics Inc. 401(k) Profit Sharing Plan & Trust. This change has affected the information previously provided to you in the Plan's Summary Plan Description. The Summary Plan Description is modified as described below.

Rollover to Roth IRA

For distributions made after December 31, 2007, you may make a direct rollover of a distribution directly into your Roth IRA. You may make the rollover only if the distribution would otherwise qualify as an eligible rollover distribution. Please note that you will still be taxed on the rollover to the Roth IRA. You should seek professional tax advice before requesting a direct rollover to your Roth IRA.

Automatic Contributions

If after receiving a notice from the Plan Administrator, you do not make an Elective Deferral election you will be deemed to have made an Elective Deferral election in the amount of 4% four percent of your Compensation.

Vesting - Profit Sharing Contribution Account

Your interest in your Profit Sharing Contribution Account will vest based on your Years of Vesting Service in accordance with the following schedule:

Years of Vesting Service	Vesting
Percentage

Less than One Year	0%
One Year but less than Two Years	25%
Two Years but less than Three Years	50%
Three Years but less than Four Years	100%
Four Years but less than Five Years	100%
Five Years but less than Six Years	100%
Six or More Years	100%

Reservist Distributions

Effective January 1, 2009, if you were a military reservist called to active duty for a period in excess of 179 days or for an indefinite period, you may receive a distribution from the plan while still employed from amounts attributable to elective deferrals and catch-up contributions. You must make the distribution during the period beginning on the date of your call-up and ending at the close of the active duty period. In addition, you must have been called to active duty after September 11, 2001.

Special Diversification

Effective for plan years beginning on or after January 1, 2007, you may elect to divest any publicly traded employer securities held in certain accounts and to reinvest an equivalent amount in other investment options offered under the Plan. This diversification right only applies to publicly traded employer securities that are held in the following accounts:

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Elective Deferrals and Rollover Contributions.

Other employer contributions but only if you have completed at least three years of service. If you are under age 55, partial divestment is available under a three-year phase in rule.

The opportunity to divest and reinvest will be offered no less frequently than quarterly. In addition, an alternate payee and a beneficiary of a deceased Participant have the right to divest under the same terms and conditions as a regular Participant.

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